As filed with the Securities and Exchange Commission on July 10, 2003.

      Registration No. 333-101911

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED NEUROMODULATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Texas	75-1646002

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6501 Windcrest Drive, Suite 100
Plano, Texas 75024
(972) 309–8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth G. Hawari
General Counsel and
Executive Vice President – Corporate Development
6501 Windcrest Drive, Suite 100
Plano, Texas 75024
(972) 309-8000
(Name, address, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Shares	to be	Aggregate Price	Aggregate	Registration
to be Registered	Registered	per Unit	Offering Price	Fee

Common Stock, $.05 par value	78,151 (1)	N/A (2)	N/A (2)	N/A (2)

(1)	This Post-Effective Amendment No. 1 is being filed pursuant to Rule 416(b) under the Securities Act of 1933, as amended, to reflect a change in the amount of shares of common stock registered hereunder. As a result of a three-for-two stock split to be effected in the form of a stock dividend payable on July 11, 2003 to shareholders of record as of June 20, 2003, an additional 78,151 shares of common stock are registered hereunder, bringing the total number of shares registered hereunder to 234,453.

(2)	Pursuant to Rule 416(b) of the Securities Act of 1933, as amended, no registration fee is required if the increase in the number of shares being registered is the result of a stock split.

EXPLANATORY NOTE
PART II
Item 16. Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EX-5.1 Opinion/Consent of Hughes & Luce, LLP
EX-23.2 Consent of Ernst & Young LLP

EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-101911), covering shares of common stock, $.05 par value (the “Shares”), of Advanced Neuromodulation Systems, Inc. (the “Company”) is filed in accordance with Rule 416(b) under the Securities Act of 1933, as amended, to reflect an increase in the number of Shares registered. Pursuant to Rule 416(b), the Registration Statement is deemed to cover an additional 78,151 Shares as a result of a three-for-two stock split effected in the form of a stock dividend by the Company on July 11, 2003 with respect to Shares held of record as of June 20, 2003. A total of 234,453 Shares are therefore registered hereunder. This Amendment is filed prior to the offering of any such additional Shares.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Except as set forth herein, information contained in Part II of the Registration Statement as previously filed is unchanged and remains a part of the Registration Statement.

Item 16. Exhibits.

     The Exhibits to this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 are listed in the Index to Exhibits on page II-4 of this Post-Effective Amendment No. 1 to Registration Statement on Form S-3, which Index is incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 9, 2003.

ADVANCED NEUROMODULATION SYSTEMS, INC.

By:	/s/ Christopher G. Chavez

Christopher G. Chavez President

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher G. Chavez Christopher G. Chavez	Chief Executive Officer, President and Director of Advanced Neuromodulation Systems, Inc. (Principal Executive Officer)	July 9, 2003

/s/ F. Robert Merrill III F. Robert Merrill III	Executive Vice President – Finance, Chief Financial Officer and Treasurer of Advanced Neuromodulation Systems, Inc. (Principal Financial and Accounting Officer)	July 9, 2003

* Hugh M. Morrison	Chairman of the Board and Director of Advanced Neuromodulation Systems, Inc.	July 9, 2003

* Robert C. Eberhart	Director of Advanced Neuromodulation Systems, Inc.	July 9, 2003

* Joseph E. Laptewicz, Jr.	Director of Advanced Neuromodulation Systems, Inc.	July 9, 2003

A. Ronald Lerner	Director of Advanced Neuromodulation Systems, Inc.	July , 2003

J. Philip McCormick	Director of Advanced Neuromodulation Systems, Inc.	July , 2003

* Richard D. Nikolaev	Director of Advanced Neuromodulation Systems, Inc.	July 9, 2003

* Michael J. Torma	Director of Advanced Neuromodulation Systems, Inc.	July 9, 2003

*By:	/s/ F. Robert Merrill III

F. Robert Merrill III Executive Vice President – Finance, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

**5.1	Opinion of Hughes & Luce, LLP
**23.1	Consent of Hughes & Luce, LLP (included in Exhibit 5.1)
**23.2	Consent of Ernst & Young LLP
*24.1	Power of Attorney

*	Previously filed.

**	Filed herewith.